Exhibit 99.1

ORAGENICS, INC. TO PRESENT INTERIM DATA ON AG013 AT THE EUROPEAN SOCIETY OF

MEDICAL ONCOLOGY CONGRESS

TAMPA, Fla., September 23, 2019 — Oragenics, Inc. (NYSE American: OGEN), a leader in the development of new antibiotics against infectious diseases and effective treatments for oral mucositis (“OM”), today announces that an abstract from its ongoing double-blind, randomized, placebo-controlled Phase 2 trial of AG013 in severe oral mucositis, will be presented as a poster at the upcoming European Society of Medical Oncology Congress (“ESMO”) on September 27 – October 1, 2019 in Barcelona, Spain,.

The abstract, titled “Severe Oral Mucositis Mitigation by Genetically Modified Lactococcus Lactis Bacteria (LLB) Producing Human Trefoil Factor 1 (hTFF1; AG013) In Patients Being Treated with Concomitant Chemoradiation (CRT) for Oral and Oralpharyngeal Cancers (OCOCPC)” can be viewed at www.oragenics.com and will be presented at the ESMO Congress on September 30, 2019.

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation and its subsidiaries. The collaborations allow Oragenics to accelerate the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. Oragenics assumes no responsibility to update any forward-looking statements contained in this press release or with respect to the matters described herein.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investors:

John Marco

Managing Director

CORE IR

310-819-2948

johnm@coreir.com

Media:

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com